UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|     Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant toss.240.14a-12

                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION
--------------------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:
        _____________________________________________________________________
    (2) Aggregate number of securities to which transaction applies:
        _____________________________________________________________________
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        _____________________________________________________________________
    (4) Proposed maximum aggregate value of transaction:
        _____________________________________________________________________
    (5) Total fee paid:
        _____________________________________________________________________
[ ] Fee paid previously with preliminary materials.

[ ] Check box  if  any part  of the  fee is  offset as  provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
            (1) Amount Previously Paid:
                _____________________________________________________________
            (2) Form, Schedule or Registration Statement No.:
                _____________________________________________________________
            (3) Filing Party:
                _____________________________________________________________
            (4) Date Filed:
                _____________________________________________________________

                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION

                                [FARMER MAC LOGO]


                         1133 Twenty-First Street, N.W.
                                    Suite 600
                             Washington, D.C. 20036
                                ----------------

                            TO HOLDERS OF FARMER MAC
                               VOTING COMMON STOCK


April 21, 2004

Dear Farmer Mac Stockholder:

     The Board of Directors of the Federal Agricultural Mortgage Corporation ("Farmer Mac" or the "Corporation") is pleased to invite you to attend the 2004 Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 3, 2004, at 9:00 a.m. local time at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

     We hope you will be able to attend the meeting and suggest you read the enclosed Notice of Annual Meeting and Proxy Statement for information about your Corporation and the Annual Meeting of Stockholders. We have also enclosed Farmer Mac's 2003 Annual Report. Although the report is not proxy soliciting material, we suggest you read it for additional information about your Corporation. Please complete, sign, date and return a proxy card at your earliest convenience to help us establish a quorum and avoid the cost of further solicitation. The giving of your proxy will not affect your right to vote your shares personally if you do attend the meeting. If you plan to attend the meeting, please so indicate on the enclosed proxy card.


                              Sincerely,

                              /s/ Fred L. Dailey
                             ------------------------
                              Fred L. Dailey
                              Chairman of the Board

                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION

                                [FARMER MAC LOGO]


                         1133 Twenty-First Street, N.W.
                                    Suite 600
                             Washington, D.C. 20036
                                ----------------

                            TO HOLDERS OF FARMER MAC
                             NON-VOTING COMMON STOCK


April 21, 2004

Dear Farmer Mac Stockholder:

     The Board of Directors of the Federal Agricultural Mortgage Corporation ("Farmer Mac" or the "Corporation") is pleased to invite you to attend the 2004 Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 3, 2004, at 9:00 a.m. local time at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037.

     Although the type of stock you hold does not entitle you to vote at the meeting and, accordingly, NO PROXY IS REQUESTED, we hope you will be able to attend and suggest you read the enclosed Notice of Annual Meeting, Proxy Statement and Annual Report, which will provide you with information about your Corporation and the meeting. If you plan to attend the meeting, please advise Farmer Mac's Corporate Secretary at the above address.


                              Sincerely,

                              /s/ Fred L. Dailey
                             ------------------------
                              Fred L. Dailey
                              Chairman of the Board

                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION

                                ----------------

                            NOTICE OF ANNUAL MEETING
                                                                  April 21, 2004

     Notice is hereby given that the 2004 Annual Meeting of Stockholders of the Federal Agricultural Mortgage Corporation ("Farmer Mac" or the "Corporation") will be held on Thursday, June 3, 2004, at 9:00 a.m. local time at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037.

     As described in the attached Proxy Statement, the meeting will be held for the following purposes:

Item No. 1    to elect ten  directors,  five of whom will be elected by holders of Class A Voting  Common  Stock and five of whom will be elected by holders of Class B Voting  Common  Stock,  to serve  until the next annual meeting of  stockholders  and until their  respective successors are elected and qualified;
Item No. 2    to ratify the  selection  by the Audit  Committee  of  Deloitte &
              Touche LLP as the Corporation's independent auditors for fiscal year 2004;

and to consider and act upon any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting. Please read the attached Proxy Statement for complete information on the matters to be considered and acted upon.

     Holders of record of the Corporation's Class A Voting Common Stock and Class B Voting Common Stock at the close of business on April 9, 2004 are entitled to notice of and to vote at the meeting and any adjournment(s) of the meeting.

     For at least ten days prior to the meeting, a list of Farmer Mac stockholders will be available for examination by any stockholder for any purpose germane to the meeting at the offices of the Corporation between the hours of 9:00 a.m. and 5:00 p.m. local time.

     Whether you intend to be present at the meeting or not, please complete the enclosed proxy card, date and sign it exactly as your name appears on the card and return it in the postpaid envelope. This will ensure the voting of your shares if you do not attend the meeting. Giving your proxy will not affect your right to vote your shares personally if you do attend the meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION.

                              By order of the Board of Directors,

                              /s/ Jerome G. Oslick
                             ----------------------
                              Jerome G. Oslick
                              Corporate Secretary

                                Table of Contents


                                                                            Page
Voting Rights................................................................1
Proxy Procedure..............................................................2
Proxy Statement Proposals....................................................3
Board of Directors Meetings and Committees...................................4
Item No. 1:  Election of Directors...........................................4
Information about Nominees for Director......................................7
      Class A Nominees.......................................................7
      Class B Nominees.......................................................8
      Directors Appointed by the President of the United States..............9
Stock Ownership of Directors and Executive Officers.........................10
Director Independence.......................................................12
Report of the Audit Committee...............................................12
Executive Officers..........................................................14
Compensation of Directors and Executive Officers............................15
--Compensation of Directors.................................................16
--Compensation of Executive Officers........................................16
      General...............................................................16
      Compensation Committee Report on Executive Compensation...............17
      Compensation Committee Interlocks and Insider Participation...........20
      Summary Compensation Table............................................21
      Option Grants During 2003.............................................22
      Option Exercises and Year End Value...................................23
      Equity Compensation Plans.............................................23
      Employment Agreements.................................................25
      Certain Relationships and Related Transactions........................26
      Performance Graph.....................................................28
Item No. 2:  Selection of Independent Auditors..............................29
      Audit Fees............................................................30
      Audit-Related Fees....................................................30
      Tax Fees..............................................................30
      All Other Fees........................................................30
      Audit Committee Pre-Approval Policies.................................31
Compliance with Section 16(a) of the Securities Exchange Act of 1934........31
Principal Holders of Voting Common Stock....................................31
Solicitation of Proxies.....................................................32
Other Matters...............................................................33
Appendix A: Proxy Card for Class A Voting Common Stock.....................A-1
Appendix B: Proxy Card for Class B Voting Common Stock.....................B-1

                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION

                                [FARMER MAC LOGO]

                         1133 Twenty-First Street, N.W.
                                    Suite 600
                             Washington, D.C. 20036

                                 PROXY STATEMENT
                     For the Annual Meeting of Stockholders
                           to be held on June 3, 2004

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Federal Agricultural Mortgage Corporation ("Farmer Mac" or the "Corporation") of proxies from the holders of the Corporation's Class A Voting Common Stock and Class B Voting Common Stock (together, the "Voting Common Stock"). The Corporation is not soliciting proxies from the holders of its Class C Non-Voting Common Stock. The proxies will be voted at the Annual Meeting of Stockholders of the Corporation (the "Meeting"), to be held on Thursday, June 3, 2004, at 9:00 a.m. local time, at the Embassy Suites Hotel, 1250 Twenty-Second Street, N.W., Washington, D.C. 20037, and at any adjournments or postponements of the Meeting. The Notice of Annual Meeting, this Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about April 21, 2004.

     The Board of Directors of the Corporation (the "Board of Directors" or "Board") will present for a vote at the Meeting the election of ten members to the Board and the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for fiscal year 2004. The Board is not aware of any other matter to be presented for a vote at the Meeting.

Voting Rights

     One of the purposes of the Meeting is to elect ten members to the Board of Directors. Title VIII of the Farm Credit Act of 1971, as amended, (the "Act") provides that the Corporation's Class A Voting Common Stock may be held only by banks, insurance companies and other financial institutions or entities that are not Farm Credit System institutions. The Act also provides that the Corporation's Class B Voting Common Stock may be held only by Farm Credit System institutions. Holders of the Class A Voting Common Stock (the "Class A Holders") and holders of the Class B Voting Common Stock (the "Class B Holders") must each elect five members to the Board of Directors. The remaining five members of the Board are appointed by the President of the United States, with the advice and consent of the United States Senate. None of Farmer Mac's directors is or has been an officer or employee of the Corporation. Currently, thirteen of Farmer Mac's fifteen directors are "independent," as defined in Farmer Mac's Corporate Governance Guidelines and New York Stock Exchange ("NYSE") listing standards. After the Meeting, assuming all of the nominees for director are elected, fourteen of Farmer Mac's fifteen directors will be independent. See "Director Independence" for more information regarding the Board's independence determinations.

     The Board of Directors has fixed April 9, 2004 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting. At the close of business on that date, there were issued and outstanding 1,030,780 shares of Class A Voting Common Stock and 500,301 shares of Class B Voting Common Stock, which constitute the only outstanding capital stock of the Corporation entitled to vote at the Meeting. See "Principal Holders of Voting Common Stock."

     The holders of Farmer Mac's Voting Common Stock are entitled to one vote per share, with cumulative voting at all elections of directors. Under cumulative voting, each stockholder is entitled to cast the number of votes equal to the number of shares of the class of Voting Common Stock owned by that stockholder, multiplied by the number of directors to be elected by that class. All of a stockholder's votes may be cast for a single candidate for director or may be distributed among any number of candidates. Class A Holders are entitled to vote only for the five directors to be elected by Class A Holders, and Class B Holders are entitled to vote only for the five directors to be elected by Class B Holders. Other than the election of directors, the Class A Holders and Class B Holders vote together as a single class on any matter submitted to a vote of the holders of Voting Common Stock.

     The presence, in person or by proxy, of the holders of at least a majority of the Corporation's outstanding Voting Common Stock is required to constitute a quorum at the Meeting.

Proxy Procedure

     Although many of Farmer Mac's stockholders are unable to attend the Meeting in person, they are afforded the right to vote by means of the proxy solicited by the Board of Directors. When a proxy is returned properly completed and signed, the shares it represents must be voted by the Proxy Committee (described below) as directed by the stockholder. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. A stockholder may withhold a vote from one or more nominees by writing the names of those nominees in the space provided on the proxy card. Under those circumstances, unless other instructions are given in writing, the stockholder's votes will then be cast evenly among the remaining nominees for its class. The five nominees from each class who receive the greatest number of votes will be elected directors. If one or more of the nominees becomes unavailable for election, the Proxy Committee will cast votes under the authority granted by the enclosed proxy for such substitute or other nominee(s) as the Board of Directors may designate. If no instructions are indicated on the proxies, the proxies represented by the Class A Voting Common Stock will be voted in favor of the five nominees specified in this Proxy Statement as Class A nominees, with the votes being cast evenly among each of the Class A nominees, and the proxies represented by the Class B Voting Common Stock will be voted in favor of the five nominees specified in this Proxy Statement as Class B nominees, with the votes being cast evenly among each of the Class B nominees.

     Shares of Voting Common Stock represented by proxies marked "Abstain" for any proposal presented at the Meeting (other than the election of directors) will be counted for purposes of determining the presence of a quorum but will not be voted for or against such proposal. If a proposal involves a vote for which a broker (or its nominee) may only vote a customer's shares in accordance with the customer's instructions and the broker (or its nominee) does not vote those shares due to a lack of instructions, the votes represented by those shares and delivered to the Corporation ("broker non-votes") will be counted as shares present at the Meeting for purposes of determining whether a quorum is present but will not be voted for or against such proposal. Abstentions and broker non-votes (if applicable) will have the effect of a vote against such proposals (except with respect to the election of directors). Because only a plurality is required for the election of directors, abstentions and broker non-votes (if applicable) will have no effect on the election of directors.

     Execution of a proxy will not prevent a stockholder from attending the Meeting, revoking a previously submitted proxy and voting in person.

     The Proxy Committee, composed of three officers of the Corporation, H.D. Edelman, T.L. Buzby and J.G. Oslick, will vote all shares of Voting Common Stock represented by proxies signed and returned by stockholders. As authorized by the proxies, the Proxy Committee will also vote the shares represented thereby on any matters not known at the time this Proxy Statement was printed that may properly be presented for action at the Meeting.

     Any stockholder who gives a proxy may revoke it at any time before it is voted by notifying the Corporate Secretary in writing on a date later than the date of the proxy, by submitting a later dated proxy, or by voting in person at the Meeting. Mere attendance at the Meeting, however, will not constitute revocation of a proxy. Written notices revoking a proxy should be sent to Jerome
G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

Proxy Statement Proposals

     Each year, at the annual meeting, the Board of Directors submits to the stockholders its nominees for election as Class A and Class B directors. In addition, the Audit Committee's selection of independent auditors for the year is submitted for stockholder ratification at each annual meeting, pursuant to the Corporation's By-Laws. The Board of Directors may, in its discretion and upon proper notice, also present other matters to the stockholders for action at the annual meeting. In addition to those matters presented by the Board of Directors, the stockholders may be asked to act at the annual meeting upon proposals timely submitted by eligible holders of Voting Common Stock.

     Proposals of stockholders to be presented at the 2004 Annual Meeting of Stockholders were required to be received by the Corporate Secretary before December 20, 2003 for inclusion in this Proxy Statement and the accompanying proxy. Other than the election of ten members to the Board of Directors and the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for fiscal year 2004, the Board of Directors knows of no other matters to be presented for action at the Meeting. If any other matters are to be brought before the Meeting or any adjournment or postponement of the Meeting, the Proxy Committee intends to vote proxies in accordance with its members' best judgment.

     If any stockholder intends to present a proposal for consideration at the Corporation's 2005 Annual Meeting of Stockholders, the Corporate Secretary must receive the proposal before December 17, 2004 to be eligible for inclusion in the 2005 Proxy Statement. In addition, if any stockholder notifies the Corporation after March 3, 2005 of an intent to present a proposal at the Corporation's 2005 Annual Meeting of Stockholders, the Corporation's proxy holders will have the right to exercise discretionary voting authority with respect to that proposal, if presented at the meeting, without the Corporation including information regarding the proposal in its proxy materials.

Board of Directors Meetings and Committees

     In 2003, the Board of Directors held a total of eight meetings and committees of the Board held a total of fifty-one meetings. Each member of the Board attended 75 percent or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served during 2003, except for W. David Hemingway, who is not a nominee for re-election. All members of the Board of Directors are expected to attend the Annual Meeting of Stockholders, which is held in conjunction with a regularly scheduled meeting of the Board of Directors. Fourteen of the fifteen members of the Board of Directors attended the 2003 Annual Meeting of Stockholders. Stockholders may send communications directly to members of the Board of Directors by writing to them at Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

     The Board has established a number of committees to assist it in the performance of its responsibilities. The committees currently consist of the following: Audit Committee, Compensation Committee, Corporate Governance
Committee, Finance Committee, Program Development Committee and Public Policy Committee. Each director serves on at least one committee. See "Class A Nominees," "Class B Nominees" and "Directors Appointed by the President of the United States" for information regarding the committees on which directors serve. The Executive Committee, which was absorbed into the Corporate Governance Committee in April 2004, set agendas for the meetings of the Board of Directors and was able to exercise certain powers of the Board of Directors during the intervals between meetings of the Board, met six times during the fiscal year ended December 31, 2003. The Finance Committee, which is responsible for determining the financial policies of the Corporation and managing the Corporation's financial affairs, met seven times during the fiscal year ended December 31, 2003. The Program Development Committee, which is responsible for reviewing and approving all policy matters relating to changes to the Corporation's Seller/Servicer Guide and making recommendations to the Board of Directors on both new and existing programs, met seven times during the fiscal year ended December 31, 2003. The Public Policy Committee, which considers matters of public policy referred to it by the Board of Directors such as the Corporation's relationship with and policies regarding borrowers, Congress and governmental agencies and conflicts of interest, met five times during the fiscal year ended December 31, 2003. See "Item No. 1: Election of Directors," "Compensation of Directors and Executive Officers" and "Report of the Audit Committee" and "Item No. 2: Selection of Independent Auditors" for information concerning the Corporate Governance Committee (formerly the Nominating Committee), the Compensation Committee and the Audit Committee, respectively.

Item No. 1:  Election of Directors

     At the Meeting, ten directors will be elected. The Act provides that five of the directors will be elected by a plurality of the votes of the Class A Holders, and five of the directors will be elected by a plurality of the votes of the Class B Holders. Three of the Class A nominees and all of the Class B nominees currently are members of the Board of Directors. The directors elected by the Class A Holders and the Class B Holders will hold office until the Corporation's 2005 Annual Meeting of Stockholders, or until their respective successors have been duly elected and qualified.

     The Act further provides that the President of the United States will appoint five members to the Board of Directors with the advice and consent of the United States Senate (the "Appointed Members"). The Appointed Members serve at the pleasure of the President of the United States. The Board of Directors, after the election at the Meeting, will consist of the Appointed Members named under "Directors Appointed by the President of the United States" below or such other Appointed Members as may be appointed by the President and confirmed by the Senate between April 1, 2004 and June 3, 2004 and the ten members who are elected by the holders of Farmer Mac's Voting Common Stock.

     In order to facilitate the selection of director nominees, the Board of Directors utilizes a Corporate Governance Committee that consists of the Chairman of the Board, the Vice Chairman of the Board and two additional members each from the Class A directors and Class B directors, resulting in a committee composed of two directors from each of the Board's three constituent groups. The current members of the Corporate Governance Committee are: Appointed Members Messrs. Dailey and Junkins; Class A directors Messrs. Kruse and Paul (not a nominee for re-election); and Class B directors Messrs. Graff and Raines. As described in more detail in "Director Independence," the Board has determined that Mr. Graff is not "independent," as defined in Farmer Mac's Corporate Governance Guidelines and NYSE listing standards. Accordingly, Mr. Graff has decided to withdraw as a member of the Corporate Governance Committee if elected as a director at the Meeting, at which time all of the directors who serve on the Corporate Governance Committee will be independent. The charter of the Corporate Governance Committee and Farmer Mac's Corporate Governance Guidelines are available on Farmer Mac's website, www.farmermac.com, in the "Corporate Governance" tab in the "Investors" section.

     The Board has adopted a policy statement on directors that expresses the general principles that should govern director selection and conduct, which the Corporate Governance Committee uses in identifying and evaluating potential candidates for director. The Corporate Governance Committee reviews, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the perceived needs of the Board at that point in time. The Committee strives to identify and retain as members of the Board individuals who have the qualities, business background and experience that will enable them to contribute significantly to the development of Farmer Mac's business and its future success. The Board has determined that its elected members should be comprised of individuals with a variety of business backgrounds and experiences who are deemed to have a broad perspective and good record of accomplishment either as senior members of agricultural business management, as agricultural or commercial lenders or as entrepreneurs. The Board has also determined that it is desirable to have qualified women and minority representation on the Board. In selecting nominees for director, the Corporate Governance Committee also considers an individual's character, judgment, fairness and overall ability to serve Farmer Mac. Thus, in addition to considering the current needs of the Board and the quality of an individual's professional background and experience, the Corporate Governance Committee seeks individuals who:

     o    have  integrity,  independence,  and an inquiring  mind; an ability to
          work  with  others;  good  judgment;   intellectual  competence;   and
          motivation;

     o have the willingness and ability to represent all stockholders' interests, and not just the particular constituency that elected the director to serve on the Board;

     o    have an awareness of and a sensitivity to the public purpose of Farmer
          Mac  and  a  sense  of   responsibility   to  Farmer  Mac's   intended
          beneficiaries;

     o are willing to commit the necessary time and energy to prepare for and attend Board and committee meetings; and

     o are willing and have the ability to advance their views and opinions in a forthright manner, but, upon the conclusion of deliberations, to act in the best interests of Farmer Mac, and, once a decision is reached by a majority, to support the decision.

     The Corporate Governance Committee met six times during the fiscal year ended December 31, 2003. The Committee recommended five individuals to be considered for election as Class A nominees and five individuals to be considered for election as Class B nominees and the Board of Directors has approved these recommendations. The individuals recommended by the Corporate Governance Committee are referred to collectively as the "Nominees." The Nominees will stand for election to serve for terms of one year each, or until their respective successors are duly elected and qualified. Two of the ten Nominees, Dennis E. Everson and Timothy F. Kenny, are not current members of the Board standing for re-election. Mr. Everson was recommended to the Corporate Governance Committee by a non-management director; at the request of a director, Mr. Kenny was identified for the Committee by an officer of Farmer Mac other than the chief executive officer. No fees were paid to any director search firms or other third parties to assist in identifying and evaluating the Nominees.

     In identifying potential candidates for the Board, the Corporate Governance Committee considers suggestions from Board members, management, stockholders and others. From time to time, the Committee may retain a search firm to assist in identifying potential candidates and gathering information about the background and experience of such candidates. The Committee will consider all proposed nominees, including stockholder nominees, in light of the qualifications discussed above and the assessed needs of the Board at the time. For the 2005 Annual Meeting of Stockholders, the Corporate Governance Committee will consider nominees recommended by holders of Farmer Mac's Voting Common Stock, who may submit recommendations by letter to the Corporate Secretary of Farmer Mac.

     If any of the ten Nominees named below is unable or unwilling to stand as a candidate for the office of director on the date of the Meeting or at any adjournment(s) or postponement(s) thereof, the proxies received on behalf of such Nominee will be voted for such substitute or other Nominee(s) as the Board of Directors may designate. The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected.

Information about Nominees for Director

Each of the Nominees has been principally employed in his current position for the past five years unless otherwise noted.

Class A Nominees

Dennis L. Brack, 51, has been a member of the Board of Directors of the Corporation since June 7, 2001 and is a member of the Audit Committee and the Program Development Committee. Mr. Brack has served as President and Chief Executive Officer of Bath State Bank, Bath, Indiana, since 1988 and has been a member of the Franklin County, Indiana Community Foundation Investment Committee since 1999 and a member of the Union County, Indiana Foundation board of directors since 2003. He has recently worked on the steering committees for Comprehensive Plan Development in both Franklin and Union Counties, Indiana. He was also a director of the Indiana Bankers Association from 1994 to 1996 and previously served a three-year term on the Purdue University Dean's Advisory Council.

Dennis E. Everson, 53, has been President and Manager of the First Dakota National Bank Agri-business Division since 2002. From 1984 until 2002, he was Vice President and Manager of the First Dakota National Bank Agri-business Division. From 2000 until 2002, Mr. Everson was a member of the Federal Home Loan Bank Committee of the American Bankers Association. During 1998, he served as Chairman of the Agricultural & Rural Bankers Committee of the American Bankers Association.

Mitchell A. Johnson, 62, has been a member of the Board of Directors of the Corporation since June 12, 1997 and serves as chairman of the Compensation Committee. Mr. Johnson is President of MAJ Capital Management, Inc., an investment management firm that he founded in 1994 following his retirement from the Student Loan Marketing Association (Sallie Mae), the nation's largest provider of college education financing. He is a trustee of Citizens Funds, a mutual fund company based in Portsmouth, New Hampshire and a director of the Rushmore Funds, a mutual fund company owned by FBR Investment Services, Inc. During his 21 years with Sallie Mae, Mr. Johnson held numerous positions within that organization including, for the seven years preceding his retirement, Senior Vice President, Corporate Finance. He also served as a director of Eldorado Bankshares, Inc., Laguna Hills, California, the holding company for Eldorado and Antelope Valley Banks, and was the first President and one of the founding members of the Washington Association of Money Managers and a trustee of the District of Columbia Retirement Board, among other community activities.

Timothy F. Kenny, 42, is a Certified Public Accountant and Managing Director with BearingPoint, Inc. (formerly KPMG Consulting, Inc.) in McLean, Virginia. He joined KPMG LLP, the predecessor organization to KPMG Consulting, in 1986 and held that position until the separation of KPMG Consulting from KPMG LLP in February 2001. While with KPMG LLP, Mr. Kenny served as a technical resource for the firm's partners and managers nationwide on mortgage banking issues, including financial accounting and reporting; auditing; and operational, strategic, and regulatory matters. Currently, Mr. Kenny directs a team of financial professionals on consulting projects with various federal credit agencies. Mr. Kenny previously served on the Board of Directors of the Mortgage Bankers Association of Metropolitan Washington.

Charles E. Kruse, 59, has been a member of the Board of Directors of the Corporation since June 7, 2001 and is a member of the Program Development Committee and the Corporate Governance Committee. Mr. Kruse has been a member of the board of directors of Central Bancompany since 2000. He has served as President of the Missouri Farm Bureau since 1992 and has been a member of the American Farm Bureau board of directors, representing 12 midwestern State Farm Bureaus, since 1995. Mr. Kruse has also served on the Commission on 21st Century Production Agriculture; the Agricultural Technical Advisory Committee for Trade in Grains, Feed, and Oilseeds; the President's Council on Rural America; and the U.S. Trade Representative's Intergovernmental Advisory Committee.


Class B Nominees

Ralph W. "Buddy" Cortese, 57, has been a member of the Board of Directors of the Corporation since June 5, 2003, and is a member of the Compensation Committee. He is a farmer, rancher and cattle feeder from Fort Sumner, New Mexico. Mr. Cortese has been a member of the board of directors of the Farm Credit Bank of Texas since 1995. As a member of that board of directors, he served as vice chairman from 1998 to 2000 and has served as chairman since 2000. Previously, Mr. Cortese was the chairman of the board of directors of the Production Credit Association of Eastern New Mexico (now Ag New Mexico, ACA) from 1992 to 1994, a member of the PCA Stockholders' Advisory Committee from 1990 to 1994 and a member of the executive committee of the Tenth District Federation of PCAs from 1991 to 1994. He has also been a member of the American Land Foundation Board since 2001.

Paul A. DeBriyn, 49, has been a member of the Board of Directors of the Corporation since June 1, 2000 and is a member of the Compensation Committee and serves as chairman of the Audit Committee. Mr. DeBriyn has served as President and Chief Executive Officer of Farm Credit Services of Southern Minnesota and AgStar Financial Services, ACA since 1995. He was previously Executive Vice President and Chief Operating Officer of Farm Credit Services of Southern Minnesota from 1993 to 1995 and President and Chief Executive Officer of Farm Credit Services of Southeast Minnesota from 1987 to 1993.

Kenneth E. Graff, 57, has been a member of the Board of Directors of the Corporation since June 12, 1997 and is a member of the Corporate Governance Committee and serves as chairman of the Program Development Committee. Mr. Graff has been President of Farm Credit West, ACA located in Visalia, California since January 1, 2002 and was President of Central Coast Farm Credit from late 1987 until Farm Credit West was created through the January 1, 2002 merger of Central Coast Farm Credit and Central Coast Farm Credit ACA. He was employed by the Farm Credit Banks of Sacramento in various capacities from 1976 to 1987, most recently as Senior Vice President. From March 1989 until June 1991, Mr. Graff served as a Class B member of the Farmer Mac Board of Directors.

John G. Nelson III, 54, has been a member of the Board of Directors of the Corporation since June 13, 1996 and is a member of the Finance Committee. He is the owner and manager of a grain farm in Reardan, Washington. Mr. Nelson served as a director of AgAmerica, FCB, Spokane, Washington from 1994 through 2002. He also has served as a director of Northwest Farm Credit Services, ACA, and its predecessor PCA. Mr. Nelson is a member of the Farm Bureau, the Washington Wheat Growers and Northwest Farm Credit Services, ACA, as well as several other agricultural organizations.

John Dan Raines, 60, has been a member of the Board of Directors of the Corporation since June 18, 1992 and is a member of the Audit Committee and the Corporate Governance Committee. He is the owner and operator of Raines Commercial Group, Inc., a general business corporation and Raines Investment Group, Inc. From 1986 to 1990, Mr. Raines was a member of the board of directors of the South Atlantic Production Credit Association, and served as its chairman in 1989 and 1990. Since 1990, Mr. Raines has served as a member of the board of directors of AgFirst Farm Credit Bank (formerly, the Farm Credit Bank of
Columbia, South Carolina). He also has served since 1981 as a member of the board of directors of AgGeorgia Farm Credit, ACA, and its predecessor Farm Credit System institution.

Directors Appointed by the President of the United States

Julia Bartling, 45, has been a member of the Board of Directors of the Corporation since June 5, 2003 and is a member of the Program Development Committee and the Public Policy Committee. Her appointment to the Board was confirmed by the United States Senate on June 3, 2003. Ms. Bartling has been an elected member of the South Dakota House since January 1, 2001. She served as the Gregory County, South Dakota, Auditor from 1983 through 2000. Ms. Bartling, along with her spouse, have owned and operated Bartling Feed, Grain & Trucking since 1977.

Fred L. Dailey, 58, has been a member of the Board of Directors of the Corporation and has served as its Chairman since August 16, 2002. He also serves as chairman of the Corporate Governance Committee and is a member of the Compensation Committee and the Public Policy Committee. His appointment to the Board was confirmed by the United States Senate on July 29, 2002. Mr. Dailey is the Director of the Ohio Department of Agriculture, in which position he has served since 1991. Prior to that time, he was the executive vice president of the Ohio Beef Council and executive secretary of the Ohio Cattlemen's Association from 1982 to 1991 and served as the Director of the Indiana Division of Agriculture from 1975 to 1981. Mr. Dailey is past President of the National Association of State Departments of Agriculture and has received the FFA Honorary State Farmer degree from both Ohio and Indiana. In 1998, he received the national "Outstanding State Agriculture Executive" award presented by the Biotechnology Industry Organization and was named "Man of the Year" by Progressive Farmer magazine in 1999. Mr. Dailey resides on a working farm in Ohio where he raises Angus cattle.

Grace T. Daniel, 58, has been a member of the Board of Directors of the Corporation since August 17, 2002 and is a member of the Finance Committee and serves as chairman of the Public Policy Committee. Her appointment to the Board was confirmed by the United States Senate on July 29, 2002. Ms. Daniel is the Principal of Golden State Marketing Services, a consulting firm that she founded in 1987 and that provides marketing services for corporations and government agencies. Ms. Daniel served on the California Agricultural Labor Relations Board from 1997 to 1999. She also served as the California Governor's Chief Deputy Appointments Secretary from 1994 to 1997 and as Executive Director at the California Trade and Commerce Agency Office of Small Business from 1991 to 1994, where she was responsible for the State's loan guarantee program.

Glen O. Klippenstein, 66, has been a member of the Board of Directors of the Corporation since June 5, 2003 and is a member of the Audit Committee and the Public Policy Committee. His appointment to the Board was confirmed by the United States Senate on June 3, 2003. Mr. Klippenstein has served as the Chief Executive Officer of the American Chianina Association since November 8, 2000. Prior to 2000, he operated his family farm, engaged in cattle production.

Lowell L. Junkins, 60, has been a member of the Board of Directors of the Corporation since June 13, 1996 and Vice Chairman of the Board since December 5, 2002. He is a member of the Corporate Governance Committee, the Executive Committee and the Public Policy Committee. He was appointed to the Board of Directors by President Clinton in April 1996 while the Senate was in recess and was confirmed by the Senate on May 23, 1997 and was reconfirmed by the Senate on June 3, 2003. Mr. Junkins works as a public affairs consultant for Lowell Junkins & Associates in Des Moines, Iowa. He owns and operates Hillcrest Farms in Montrose, Iowa, where he served as Mayor from 1971 to 1972. From 1974 through 1986, Mr. Junkins served as an Iowa State Senator, including as majority leader from 1981 to 1986.

     In addition to the affiliations set forth above, the Nominees and Appointed Members are active in many local and national trade, commodity, charitable, educational and religious organizations.

Stock Ownership of Directors and Executive Officers

     As of the record date, April 9, 2004, the following members of the Board of Directors, Nominees for election as directors and executive officers of the Corporation might be deemed to be "beneficial owners" of equity securities of the Corporation, as defined by the rules of the Securities and Exchange Commission ("SEC"). The Corporation's Voting Common Stock may be held only by banks, insurance companies and financial institutions and Farm Credit System institutions, and may not be held by individuals. Accordingly, no executive officer owns, directly or indirectly, any shares of any class of the Corporation's Voting Common Stock. Furthermore, Appointed Members may not be officers or directors of financial institutions or Farm Credit System institutions and may not, directly or indirectly, own Voting Common Stock of the Corporation. There are no ownership restrictions on the Class C Non-Voting Common Stock. For information about the beneficial owners of 5 percent or more of the Voting Common Stock of the Corporation, see "Principal Holders of Voting Common Stock."



                               Voting Common Stock           Non-Voting Common Stock(1)

                                           Percentage                    Percentage
                              Class A       of Class          Class C     of Class
 Julia Bartling               ------         ------             4,000        *
 Dennis L. Brack              ------         ------            14,946        *
 Timothy L. Buzby             ------         ------            38,970        *
 Nancy E. Corsiglia           ------         ------           243,310      2.3%
 Ralph W. Cortese             ------         ------             4,183        *
 Fred L. Dailey               ------         ------             4,000        *
 Grace T. Daniel              ------         ------             4,233        *
 Paul A. DeBriyn              ------         ------            17,677        *
 Henry D. Edelman             ------         ------           615,215      5.8%
 Kenneth E. Graff             ------         ------            ------        *
 W. David Hemingway(2)(3)     322,100         31.3%         1,538,504     14.6%
 Mitchell A. Johnson          ------         ------            28,804        *
 Lowell L. Junkins            ------         ------            13,999        *
 Glen O. Klippenstein         ------         ------             4,059        *
 Charles E. Kruse             ------         ------            15,201        *
 Michael P. Morris            ------         ------             2,666        *
 John G. Nelson III           ------         ------            22,355        *
 Jerome G. Oslick             ------         ------            62,309        *
 Peter T. Paul(4)             ------         ------            52,928        *
 John Dan Raines              ------         ------            25,187        *
 Tom D. Stenson               ------         ------           124,793      1.2%
 All directors and
 executive officers           322,100         31.3%         2,837,339     26.9%
 as a group (21 persons)

*    Less than 1%.
1     Includes  shares of Class C Non-Voting  Common Stock that may be acquired within 60 days through the exercise of stock options as follows: Mr. Edelman, 598,274 shares; Mr. Buzby, 35,626 shares; Ms. Corsiglia, 233,869 shares; Mr. Morris, 2,666 shares; Mr. Oslick, 58,059 shares; and Mr. Stenson, 108,667 shares; each of Ms. Bartling, Ms. Daniel and Messrs. Cortese, Dailey and Klippenstein, 4,000 shares; Mr. Hemingway, 31,000 shares; Mr. Nelson, 22,000 shares; Mr. DeBriyn, 17,200 shares; each of Messrs. Paul, Raines and Johnson, 25,000 shares; each of Messrs. Brack and Kruse, 14,000 shares; Mr. Junkins, 13,999 shares; and all directors and executive officers as a group, 1,244,360 shares.
2 As Senior Investment Officer of Zions First National Bank, Mr. Hemingway may be deemed to be the beneficial owner of the 322,100 shares of Class A Voting Common Stock owned by Zions First National Bank. As Executive Vice President of Zions Bancorporation, the holding company for Zions First National Bank, Mr. Hemingway may be deemed to be the beneficial owner of the 1,500,300 shares of Class C Non-Voting Common Stock owned by the holding company. Mr. Hemingway disclaims beneficial ownership of the 322,100 shares of Class A Stock and the 1,500,300 shares of Class C Stock owned by the Bank and the holding company, respectively. Of the 38,204 shares of Class C Non-Voting Common Stock attributed to Mr. Hemingway, 240 shares are owned by his son.
3      Not a nominee for re-election.
4      Not a nominee for re-election.

Director Independence

     The Board of Directors has adopted a formal set of categorical standards to form the basis for determinations of director independence required by NYSE rules. To be considered "independent" for purposes of these standards, the Board must affirmatively determine that a director does not have a material relationship with Farmer Mac other than as a director. The standards, which are included in Farmer Mac's Corporate Governance Guidelines available on the Corporation's website, www.farmermac.com, under the "Corporate Governance" tab of the "Investors" section, meet all requirements for director independence contained in SEC and NYSE rules. In applying the standards, the Board broadly considers all relevant facts and circumstances.

     In April 2004, the Board considered all direct and indirect transactions and relationships between each director and the Corporation and its management. As a result of its review, the Board affirmatively determined that each of Farmer Mac's current directors, other than Mr. Graff and Mr. Hemingway, meets the director independence standards referred to above and, therefore, is independent. Mr. Hemingway, who is not a nominee for re-election, was determined to have a material relationship with Farmer Mac by virtue of his executive management positions with Zions First National Bank and Zions Bancorporation. See "Compensation of Directors and Executive Officers--Compensation of Executive Officers--Compensation Committee Interlocks and Insider Participation." Mr. Graff, who is a nominee for re-election, was determined to have a material relationship with Farmer Mac by virtue of Farmer Mac's receipt of approximately $3.6 million in guarantee and commitment fees in 2003 from Farm Credit West, ACA, of which Mr. Graff is the President, which amount exceeded 2 percent of Farm Credit West, ACA's consolidated gross revenues for 2003, approximately $113.6 million. See "Compensation of Directors and Executive Officers--Compensation of Executive Officers--Certain Relationships and Related Transactions." The Board has determined that Mr. Everson and Mr. Kenny, the two Nominees who are not current members of the Board, meet the criteria for director independence.

Report of the Audit Committee

     The following report of the Audit Committee shall not be deemed to be "soliciting material," or to be "filed" with the SEC, and will not be deemed to be incorporated by reference into any filing by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically requests that such information be treated as soliciting material or specifically incorporates the report by reference into a document.

     The Audit Committee adopted a revised committee charter, which adoption was ratified by the full Board on February 5, 2004. The complete text of the charter, which reflects standards set forth in new SEC regulations and NYSE listing standards, is available on the Corporation's website, www.farmermac.com, under the "Corporate Governance" tab of the "Investors" section. The Board reviews and approves changes to the Audit Committee Charter annually. The Board of Directors has determined that: (1) all the directors who serve on the Audit Committee are "independent," as defined in Farmer Mac's Corporate Governance Guidelines, SEC rules and NYSE listing standards; and (2) Paul A. DeBriyn, chairman of the Audit Committee, is an "audit committee financial expert," as defined in SEC rules.

                Audit Committee Report for the Year Ended December 31, 2003

To Our Stockholders:

     Management is primarily responsible for the financial reporting process, including the system of internal accounting controls, and for the preparation of Farmer Mac's consolidated financial statements in accordance with generally accepted accounting principles in the U.S. The Audit Committee monitors Farmer Mac's financial reporting processes and systems of internal accounting control, the independence and performance of the independent auditors and the performance of the internal audit function. The Corporation's independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     Management has represented to the Audit Committee that Farmer Mac's consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S. The Audit Committee reviewed and discussed Farmer Mac's consolidated financial statements with both management and the Corporation's independent auditors prior to their issuance. The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors pursuant to rules and regulations promulgated by the Securities and Exchange Commission and the Public Company Oversight Board and the standards established by the American Institute of Certified Public Accountants, including matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     With respect to the Corporation's outside auditors, the Audit Committee, among other things, received from Deloitte & Touche LLP the written disclosures as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Corporation and its management. The Audit Committee has reviewed the audit fees of the independent auditors. It also has approved non-audit services and reviewed fees for such services to assure compliance with applicable provisions of the Securities Exchange Act of 1934, as amended, and applicable rules and regulations to assure compliance with the auditor independence requirements that prohibit independent auditors from performing specified services that might impair their independence as well as compliance with Farmer Mac's and the Audit Committee's policies.

     The Audit Committee discussed with Farmer Mac's independent auditors the overall scope of and plans for its audit. Finally, the Audit Committee continued to monitor the scope and adequacy of the Corporation's internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

     In reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Corporation's audited financial statements in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission, as filed on March 15, 2004.

                                 Audit Committee

                                 Paul A. DeBriyn, Chairman
                                 Dennis L. Brack
                                 Glen O. Klippenstein
                                 John Dan Raines

Executive Officers

     The following table sets forth the names and ages of the current executive officers of Farmer Mac and the principal positions held with the Corporation by such executive officers.

Name                Age       Capacity in which Served and Five-Year History

Henry D. Edelman    55   President   and   Chief   Executive   Officer   of  the
                         Corporation  since June 1,  1989.  From  November  1986
                         until he joined Farmer Mac, Mr.  Edelman was First Vice
                         President for Federal Government Finance of PaineWebber
                         Incorporated,  New  York,  New  York.  Previously,  Mr.
                         Edelman was Vice  President for  Government  Finance at
                         Citibank  N.A.,  New  York,  New York and  Director  of
                         Financing,  Investments and Capital Planning at General
                         Motors Corporation in New York, New York, where he served in various capacities on the Legal Staff and Financial Staff for ten years.

Timothy L. Buzby    35   Vice  President - Controller  since June 5, 2003.  From
                         July 1997 until he joined  Farmer Mac as  Controller in
                         December  2000, Mr. Buzby was Chief  Financial  Officer
                         for  George  Mason  Mortgage  Corporation,  a  regional
                         residential   mortgage  lender,   from  March  2000  to
                         December 2000 and for Mortgage Edge Corporation, a national mortgage lender, from July 1997 to February
                         2000. Prior to July 1997, Mr. Buzby was a Manager on the Mortgage Consulting Staff of KPMG Peat Marwick,
                         LLP.

Nancy E. Corsiglia  48   Vice President - Finance since June 1, 2000,  Treasurer
                         since  December  8,  1989 and Chief  Financial  Officer
                         since May 13, 1993. From December 8, 1989 until June 1,
                         2000 when she was appointed  Vice  President - Finance,
                         Ms.   Corsiglia   was   Vice   President   -   Business
                         Development. From 1988 until she joined Farmer Mac, Ms.
                         Corsiglia  was Vice  President  for Federal  Government
                         Finance  at  PaineWebber  Incorporated,  New York,  New
                         York.  From  1984  to  1988,  she  served  as a  Senior
                         Financial Analyst and a Manager on the Financial Staff of General Motors Corporation, New York, New York.

Jerome G. Oslick    57   Vice   President  -  General   Counsel  and   Corporate
                         Secretary since February 1, 2000. From 1987 until he joined Farmer Mac as Assistant General Counsel in
                         February 1994, Mr. Oslick was an associate in the Washington, D.C. office of the New York-based law firm of Brown & Wood. From 1970 to 1987, he was an attorney and branch chief in the Office of General Counsel, United States Department of Agriculture.

Michael P. Morris   46   Vice President - Mortgage  Servicing  since December 4,
                         2003.  From 1997 until he joined Farmer Mac as Director
                         - Portfolio Management in April 2002, Mr. Morris managed the Prior Approval Department of the Western
                         Farm Credit Bank in Sacramento, California. From 1994 to 1997, he served as Vice President and Special Assets
                         Manager for Farm Credit  Services  Southwest  in Tempe,
                         Arizona. From 1992 to 1994, he served as Vice President of Credit Review for Farm Credit Services Southwest.
                         Mr. Morris also served as an Examiner-in-Charge for the Farm Credit Administration from 1986 to 1991.

Tom D. Stenson      53   Vice   President   -   Agricultural   Finance   of  the
                         Corporation  since August 7, 1997.  From  November 1996
                         until  August 7,  1997,  Mr.  Stenson  was  Director  -
                         Agricultural  Finance  of the  Corporation.  From  1993
                         until joining Farmer Mac in 1996, he was Vice President
                         - Agribusiness for ValliWide Bank, a "super-community" bank in the San Joaquin Valley of California.

Compensation of Directors and Executive Officers

     The Compensation Committee determines, subject to ratification by the Board of Directors, the salaries, benefit plans and other compensation of directors and officers of the Corporation. The current members of the Compensation
Committee are Messrs. Cortese, Dailey, DeBriyn, Hemingway (not a nominee for re-election), and Johnson (chairman). No member of Farmer Mac's Compensation Committee is or has been an officer or employee of the Corporation. As described in more detail in "Director Independence," the Board has determined that Mr. Hemingway is not "independent," as defined in Farmer Mac's Corporate Governance Guidelines and NYSE listing standards. Because Mr. Hemingway is not a nominee for re-election, all of the directors who serve on the Compensation Committee will be independent after the Meeting. During the fiscal year ended December 31, 2003, the Compensation Committee met five times.

     The Committee adopted a charter for the Compensation Committee, which adoption was ratified by the full Board on February 5, 2004. The complete text of the charter, which reflects standards set forth in new SEC regulations and NYSE rules, is available on the Corporation's website, www.farmermac.com, under the "Corporate Governance" tab in the "Investors" section.


--     Compensation of Directors

     The directors are required to spend a considerable amount of time preparing for, as well as participating in, Board and Committee meetings. In addition, they are often called upon for their counsel between meeting dates. For those services, they receive the following compensation: (a) each member of the Board of Directors receives an annual retainer of $12,500, except that the chairman of the Audit Committee receives a $15,000 annual retainer and the Chairman of the Board receives a $17,500 annual retainer; (b) each member receives $500 per day, plus expenses, for each meeting of the Board and each Committee meeting (if on a day other than that of the Board meeting) attended; and (c) with the prior approval of the President of the Corporation, members of the Board are compensated at the same daily rate for certain other meetings and conferences with borrowers, lenders or other groups interested in the Farmer Mac program in which they participate. The total cash compensation received by all members of the Board of Directors in 2003 was approximately $308,625. Since June 13, 1997, each director has been granted options annually to purchase shares of Class C Non-Voting Common Stock, with each such grant occurring on the date of each Annual Meeting of Stockholders and with the option price to be determined as of such date. The 6,000 options granted to each member of the Board of Directors in 2003 had a present value of $63,360(5) at the grant date. The total compensation, cash and options received by all members of the Board of Directors in 2003 was approximately $1,259,025.
____________________
5 The present value at grant date of options granted during 2003 has been estimated using the Black-Scholes option pricing model with the following assumptions: a dividend yield of 0.0%; an expected volatility of 47.8%; a risk-free interest rate of 2.9%; and an expected life of 5 years.


--     Compensation of Executive Officers

General

     This section includes: (a) a report from the Compensation Committee of the Board of Directors on executive compensation; (b) a discussion of compensation committee interlocks and insider participation in Farmer Mac transactions; (c) a summary description in tabular form of executive compensation; (d) a summary of aggregate option holdings; (e) a description of the executive officers' employment agreements; (f) a discussion of certain relationships and related transactions with directors; and (g) comparisons of Farmer Mac's stock performance to market indices.

     Notwithstanding anything to the contrary set forth in any of Farmer Mac's documents with respect to the offer or sale of securities ("Offering Circulars") or any previous corporate filings under the Securities Act of 1933 or Securities Exchange Act of 1934, neither the Compensation Committee Report on Executive
Compensation nor the performance graphs shall be deemed to be incorporated by reference into any Offering Circular or any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Farmer Mac specifically incorporates such information by reference, and shall not otherwise be deemed to have been or to be filed under such Acts.

Compensation Committee Report on Executive Compensation

     Farmer Mac's Compensation Policies. Farmer Mac was created by Congress to establish a secondary market for agricultural and rural housing mortgages that would increase the availability of credit for agricultural producers, provide greater liquidity and lending capacity for agricultural lenders and facilitate intermediate- and long-term agricultural funding. Farmer Mac's charter, particularly as revised in 1996, casts it in the mold of the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"), which, over the past 20 years, have established a mature secondary market for housing mortgages. From the outset, Farmer Mac's Board of Directors and its Compensation Committee recognized that the accomplishment of Farmer Mac's mission would require that it attract, retain and motivate highly qualified personnel capable of addressing the formidable tasks necessary to develop and operate a secondary market for agricultural mortgage loans where none had previously existed, and to persevere in their efforts through what would likely be a number of difficult and uncertain years. The Board and the Compensation Committee believe that approach continues to be sound, inasmuch as the Corporation must compete in the general market for the services of individuals with the education, experience and prior achievements necessary to enhance the financial results and safety and soundness of Farmer Mac's expanding and increasingly complex operations. Accordingly, the Board and the Compensation Committee have undertaken to compensate those employees in a reasonable manner consistent with compensation for executives in other comparable businesses that involve similar duties and responsibilities, while recognizing that the Corporation would have to set special objectives as it progressed through developmental stages, whereby management would focus on long-term structural, internal controls, pricing and capital objectives, balanced with near-term operating results.

     Method of Determining Management Compensation. Farmer Mac's Board of Directors and Compensation Committee have adopted an approach to executive compensation that relies upon both subjective (qualitative) and objective (quantitative) evaluation criteria in establishing the compensation of the Chief Executive Officer ("CEO") and other senior members of management. That approach measures performance primarily on the basis of management's accomplishments in implementing business strategies designed to achieve the annual and long-term objectives defined in the Corporation's annual business plan, as approved each year by the Board of Directors.

     As part of its ongoing efforts to evaluate its approach and further refine the Corporation's compensation practices, the Compensation Committee has employed the services of a nationally recognized independent compensation consulting firm. With significant input and assistance from its independent consultant, the Committee has worked to refine the Corporation's policies relating to executive compensation. Those policies include: (i) a system for comparative and competitive evaluation of base salaries; (ii) an approach to incentive compensation, including annual cash and long-term non-cash components; and (iii) a management performance evaluation form that has resulted in more quantitative measurement of management's performance against the achievement of business plan objectives.

     Each year, the Corporation's independent compensation consultant reviews the Corporation's compensation practices and establishes an estimated range of competitive compensation opportunities comparable to those received by persons with similar qualifications and experience (but not necessarily the same position and title) at other corporations, particularly the other government-sponsored enterprises, to ensure that the Corporation's compensation structure is sufficiently competitive to attract and retain highly qualified executives. The Corporation's established practice is to cap compensation at Farmer Mac at the 75th percentile of compensation for all components of comparable pay, to reflect the challenges and risks of its developmental and political characteristics.

     On the basis of that comparative review and other related analyses, the Compensation Committee selects the range of, and maximum amounts for, total compensation as well as for each of the three components of compensation - salary, annual cash incentive pay and long-term non-cash incentive pay - and then makes recommendations to the Board of Directors as to the actual levels of compensation to be awarded. The incentive portions of the compensation package vary to reflect corporate performance, which is measured against business plan objectives and results. In measuring the achievement of those objectives and results, the Compensation Committee applies criteria established by the Board and management in the business plan. For the 2002-03 12-month business plan cycle, or business planning year, from June 1, 2002 to May 31, 2003, five critical objectives were established, focusing on profitability, volume and quality control: to continue to improve operating results; to optimize internal operations with the evolution of the Corporation's business, through effective risk management, internal controls, resource allocation and corporate governance; to optimize use of the capital markets; to maintain adequate capital; and to maintain effective government, public and investor relations.

     Method of Determining Management Compensation for the 2002-03 Business Planning Year. The Corporation's procedures for determining management compensation have been consistent from year to year. Toward the end of the Corporation's May 31st business planning year, the Compensation Committee reviews management's performance against business plan objectives, taking into account the business conditions that prevailed during the preceding twelve months.

     As a benchmark for compensation decisions, the Compensation Committee, assisted by the independent compensation consultant, compares the salary and annual and long-term incentive compensation of the CEO and other members of senior management with the corresponding range of competitive compensation received by persons with similar qualifications and experience (although not necessarily the same position and title) at other corporations, particularly the other government-sponsored enterprises. This comparison is made on both an annual and a multi-year basis, in order to take into account pay levels and rates of increase at Farmer Mac and similar companies.

     The CEO provides detailed written performance evaluations of the members of senior management, other than himself, to the Compensation Committee members in advance, and these are discussed among the members and the CEO. The Committee members then meet in executive session (without the CEO present) to discuss the performance of the CEO. Thus, the CEO participates in the evaluation of each other senior member of management, but not in his own. The Compensation Committee includes the CEO in its consideration of the performance and total compensation of each of the other members of senior management and then considers the performance and total compensation of the CEO in an executive session without the CEO present and prepares a detailed written performance evaluation of the CEO. Based on those deliberations and input provided by the independent compensation consultant, the Compensation Committee makes recommendations consistent with the Corporation's compensation policies as to the terms of the contracts under which the CEO and other senior management are employed, and its ability to attract and retain a management team with the skills and talent necessary to achieve the Corporation's mission.

     The Compensation Committee evaluated the performance of senior management, including the CEO, for the 2002-03 business planning year by reviewing the contribution of each individual to the accomplishment of the strategies and objectives under the 2002-03 business plan. The Compensation Committee also evaluated the Corporation's non-financial achievements during the business planning year, recognizing that the accomplishment of the Corporation's Congressional mission is a significant aspect of the continuing development of Farmer Mac. That mission involves the establishment of programs and products that provide greater liquidity and lending capacity to agricultural lenders, increase the availability of long-term credit to farmers and ranchers and facilitate capital market investments that result in long-term fixed-rate agricultural mortgages. In that regard, the Compensation Committee considered the significant business accomplishments and financial results achieved during the 2002-03 business planning year, including advancement of the Corporation's Congressional mission and the 31 percent increase in fiscal year net income for 2002 compared to 2001 while reducing loan delinquency rates. The Compensation Committee also recognized other important business accomplishments during the planning year, including: expanding the number and diversity of participants in Farmer Mac's cash window program for the purchase of agricultural mortgages; improvements in internal controls; maximizing revenue through sophisticated investment techniques; and increasing the profitability of its programs by holding loans rather than securitizing them when market conditions were unfavorable. All of these factors were weighed carefully, with particular weight accorded to profitability. On that basis, the Compensation Committee recommended, and the Board approved, the compensation to senior management disclosed below.

     The proportion of the total compensation package representing incentive compensation (annual cash and long-term non cash incentive compensation) for the 2002-03 business planning year was 78 percent for the CEO and ranged between 61 percent and 70 percent for other members of senior management. In accordance with the recommendation of the Compensation Committee and with the concurrence of the independent compensation consultant for the 2002-03 business planning year, annual incentive compensation awards otherwise payable in cash to members of senior management were instead paid in an approximately equal combination of restricted stock and stock options; accordingly, long-term incentive compensation represented 100 percent of the total incentive compensation package for the 2002-03 business planning year. The basis for determining incentive compensation was the Compensation Committee's evaluation of each individual's contribution to the achievement of the business and financial accomplishments of the 2002-03 planning year, as well as an evaluation of each individual's performance, based on subjective standards including professional competence, motivation and effectiveness in implementing the strategies that led to the achievement of Farmer Mac's business plan objectives.

     Basis for Determining the Compensation for the CEO. For the 2002-03 business planning year, Mr. Edelman received a base salary of $456,629 and was awarded incentive compensation with a total estimated value of approximately $1,647,851. With respect to the incentive compensation component of Mr. Edelman's total compensation, he received options to purchase 120,111 shares of Farmer Mac Class C Non-Voting Common Stock (the options, valued at $1,268,372 as of the grant date, vest as follows: one-third vested immediately upon grant; one-third will vest on May 31, 2004; and the remaining one-third will vest on May 31, 2005) and 16,941 shares of restricted stock, which are not transferable until May 31, 2004. For a discussion of the factors and criteria upon which the CEO's compensation was based, see the preceding section of this report.

     The Compensation Committee members believe that both the design of Farmer Mac's compensation structure, as maintained with the assistance of its outside independent compensation consultant, and the actual total compensation levels, as described herein, reflect careful consideration of what was reasonable and fair, in light of the Corporation's performance, from both management and stockholder perspectives.

                              Compensation Committee

                          Mitchell A. Johnson, Chairman
Fred L. Dailey                                                    Paul A DeBriyn
Ralph W. Cortese                                              W. David Hemingway


Compensation Committee Interlocks and Insider Participation

      Director W. David Hemingway, a Class A director, is Executive Vice President and Senior Investment Officer of the Investment Division of Zions First National Bank ("Zions"), the owner of 322,100 shares (or 31.3 percent) of Farmer Mac's Class A Voting Common Stock. He also is Executive Vice President of Zions Bancorporation, the holding company for Zions, which owns 1,500,300 shares (or 14.2 percent) of Farmer Mac's Class C Non-Voting Common Stock. Zions is an active participant in both the Farmer Mac I and II programs. The following transactions occurred between Zions or its affiliates and Farmer Mac during 2003:

          o Farmer Mac purchased 148 loans having an aggregate principal amount of approximately $74.5 million from Zions under the Farmer Mac I program, representing approximately 38.7 percent of that program's volume for the year;

          o Farmer Mac purchased six USDA-guaranteed portions having an aggregate principal amount of approximately $1.7 million from Zions under the Farmer Mac II program, representing approximately
               0.6 percent of that program's volume for the year;

          o Farmer Mac sold approximately $75.8 million of Farmer Mac Guaranteed Securities to Zions at no gain or loss;

          o Farmer Mac and Zions entered into interest rate swap transactions having an aggregate notional principal amount of approximately $28.6 million (the aggregate outstanding notional principal amount all interest rate swap transactions between Farmer Mac and Zions was $307.6 million as of December 31, 2003);

          o Farmer Mac received approximately $1.4 million in guarantee fees on Farmer Mac Guaranteed Securities backed by loans swapped with or sold to Farmer Mac by Zions;

          o Farmer Mac paid Zions approximately $48,000 in underwriting and loan file review fees;

          o Zions received approximately $1.3 million in servicing fees for acting as a central servicer in the Farmer Mac I program;

          o Zions received approximately $225,500 in fees for acting as agent with respect to approximately $154.7 million of Farmer Mac medium-term notes; and

          o Zions received approximately $18,400 in commissions for acting as dealer with respect to approximately $189.0 million par value of Farmer Mac discount notes.

     Accordingly, Director W. David Hemingway participated in the deliberations of the Compensation Committee but did not vote upon management compensation decisions.

Summary Compensation Table

     The following table sets forth certain information for each of the last three fiscal years with respect to the compensation awarded to, earned by, or paid to Farmer Mac's CEO and each of Farmer Mac's four other most highly compensated executive officers or employees for the fiscal year ended December 31, 2003.

                                                                       Long-Term
                                                                  Compensation Awards
                                                               ------------------------
                                        Annual Compensation($) Restricted   Securities
                                 Fiscal ----------------------   Stock      Underlying     All Other
Name and Principal Position       Year   Salary    Bonus(6)     Awards($)   Options     Compensation($)(7)
---------------------------      ------ --------- -----------  ----------  ------------ -----------------
Henry D. Edelman                 2003    469,801    379,478       --         120,111         38,001
  President and                  2002    447,480    344,195       --          84,866         36,211
    Chief Executive Officer      2001    426,256    335,924       --          90,387         29,706


Timothy L. Buzby(8)              2003    161,348     74,906       --          21,035         25,728
  Vice President - Controller    2002    135,029     61,401       --          13,975         20,885
                                 2001    126,021     25,592       --           4,627         19,468

Nancy E. Corsiglia               2003    301,381    157,853       --          50,356         33,291
  Vice President - Finance,      2002    287,081    143,958       --          35,769         33,671
         Treasurer and CFO       2001    263,820    155,450       --          40,220         28,539

Jerome G. Oslick                 2003    244,093     95,200       --          25,750         34,131
  Vice President -               2002    232,521     87,387       --          18,410         35,926
    General Counsel and          2001    201,875    102,843       --          22,483         30,614
     Corporate Secretary

Tom D. Stenson                   2003    246,743    122,371       --          35,852         33,531
  Vice President -               2002    234,992    113,490       --          25,901         34,226
    Agricultural Finance         2001    217,528    109,527       --          26,951         29,131

6 All bonuses paid to Mr. Edelman, Mr. Buzby, Ms. Corsiglia, Mr. Oslick and Mr. Stenson in 2003 were in the form of shares of Farmer Mac Class C Non-Voting Stock that may not be transferred until May 31, 2004. The shares were granted on June 5, 2003 and valued at the closing price ($22.40) of Class C Non-Voting Common Stock on the date of grant. The numbers of shares granted were: Mr. Edelman, 16,941; Mr. Buzby, 3,344; Ms. Corsiglia, 7,047; Mr. Oslick, 4,250; and Mr. Stenson, 5,463.
7 Includes contributions to the Corporation's defined contribution pension plan in the amount of $32,841 for 2003 on behalf of each of Mr. Edelman, Ms. Corsiglia, Mr. Oslick and Mr. Stenson and $25,536 on behalf of Mr. Buzby, as well as disability and life insurance premium payments paid on behalf of the officers. See "Employment Agreements."
8      Mr. Buzby was appointed Controller on December 4, 2000 and Vice President
- Controller on June 5, 2003.

Option Grants During 2003

     The table below sets forth, as to each of the named executive officers, the following information with respect to option grants during 2003 and the potential realizable value of those option grants: (1) the number of shares of Class C Non-Voting Common Stock underlying options granted during 2003; (2) the percentage that such options represent of all options granted to employees during that year; (3) the exercise price; (4) the expiration date; and (5) the present value, as of the grant date, of the options under the Black-Scholes option pricing model.

                                  % of Total
                                   Options
                      Number of   Granted to                                   Grant Date
                      Options     Employees   Exercise Price     Expiration     Present
        Name         Granted(9)    in Year       ($/Share)          Date       Value(10)
------------------------------------------------------------------------------------------
Henry D. Edelman      120,111        43.8%       $22.40         June 5, 2013   $1,268,372
Timothy L. Buzby       21,035         7.7         22.40         June 5, 2013      222,130
Nancy E. Corsiglia     50,356        18.4         22.40         June 5, 2013      531,759
Jerome G. Oslick       25,750         9.4         22.40         June 5, 2013      271,920
Tom D. Stenson         35,852        13.1         22.40         June 5, 2013      378,597

9 Options granted in 2003 are exercisable in stages: one-third vested on June 5, 2003, and one-third vest on each of May 31, 2004 and May 31, 2005.
10 The present value at grant date of options granted during 2003 has been estimated using the Black-Scholes option pricing model with the following assumptions: a dividend yield of 0.0%; an expected volatility of 47.8%; a risk-free interest rate of 2.9%; and an expected life of 5 years.


Option Exercises and Year End Value

     The following table sets forth certain information relating to stock options exercised during 2003 by, and the number and value of unexercised stock options previously granted to, the individuals named in the Summary Compensation Table.

                                                     Number of
                                                     Securities
                                                     Underlying         Value of Unexercised
                                                  Unexercised Options   In-the-Money Options
                                                     at Year-End           at Year-End(11)
                    Shares Acquired    Value         Exercisable/          Exercisable/
       Name           on Exercise     Realized      Unexercisable         Unexercisable
---------------------------------------------------------------------------------------------
 Henry D. Edelman       175,416      $4,493,299   533,873 / 108,362    $5,529,362 / $765,507
 Timothy L. Buzby         --             --        23,955 /  18,682         83,89 /  134,060
 Nancy E. Corsiglia      74,181      1,864,179    206,727 / 45,494      1,198,039 /  320,939
 Jerome G. Oslick        24,049        356,176     44,095 / 23,303         47,814 /  164,117
 Tom D. Stenson          62,054        694,334     79,078 / 32,534        586,851 /  253,184

11 For purposes of this calculation, the value of the unexercised options is determined by multiplying the number of options by the difference between the exercise price and the closing price ($31.96) for the Class C Non-Voting Common Stock on December 31, 2003.

Equity Compensation Plans

     The following table sets forth certain information relating to compensation plans under which equity securities are authorized issuance as of December 31, 2003.

                                                                         Number of securities
                    Number of securities          Weighted average        remaining available
                     to be issued upon           exercise price of        for future issuance
                       exercise of              outstanding  options         under equity
   Plan category    outstanding options            (per share)           compensation  plans
----------------------------------------------------------------------------------------------
Equity compensation
plans not approved by
stockholders            1,569,479                     $22.32                 1,489,739



     General. The purpose of Farmer Mac's stock option plans is to encourage stock ownership by directors, officers and other key employees, to provide an incentive for such individuals to expand and improve the business of Farmer Mac and to assist Farmer Mac in attracting and retaining key personnel. The use of stock options is an attempt to align more closely the long-term interests of employees with those of Farmer Mac's stockholders by providing those individuals with the opportunity to acquire an equity interest in Farmer Mac. Farmer Mac's stock option plans are administered by the Compensation Committee of the Board. Because individuals are prohibited by law from owning shares of Farmer Mac's Voting Common Stock, the Corporation uses unrestricted Class C Non-Voting Common Stock for the purpose of granting options under its stock option plans. Under the plans, the option price is required to be paid in cash, and no participant has any rights as a stockholder with respect to shares subject to an option until the option price has been paid and the shares are issued to the participant.

     1996 Plan. In 1996, the Board adopted a Stock Option Plan (the "1996 Plan") for key management employees. The 1996 Plan provided for the issuance of nonqualified stock options on Class C Non-Voting Common Stock at an option price of $2.625 per share (split-adjusted), subject to adjustment pursuant to the plan's anti-dilution provision, with a term of 10 years from the date of grant. The 1996 Plan specified that the maximum number of shares of Class C Non-Voting Common Stock that may be optioned and sold was 338,490 (split-adjusted). Options covering all 338,490 shares were granted, of which 5,690 remained outstanding as of December 31, 2003, and are fully vested.

     If a participant leaves Farmer Mac for any reason, including by reason of retirement, all of that participant's rights to exercise any option under the 1996 Plan terminate on the earlier of the option expiration date or 30 days after termination of employment, unless termination was for "cause," in which case the options expire immediately.

     1997 Plan. In 1997, the Board adopted the 1997 Incentive Plan (the "1997 Plan"), a broad-based option plan for directors, officers and non-officer employees. The 1997 Plan, as amended, provides for the issuance of a maximum of 3,750,000 nonqualified stock options on Class C Non-Voting Common Stock at an option price determined as of the grant date, with a term of 10 years from such date. The plan provides for the automatic annual grant to directors of 10-year options to purchase 6,000 (split-adjusted) shares of Class C Non-Voting Common Stock, with each grant to occur on the day of the annual meeting (including the Meeting), with the option price to be determined as of such day. Through 2003, options granted under the 1997 Plan vested one-third on the date of grant, one-third the following year and one-third the second following year. Beginning in 2004, options granted under the 1997 Plan vest one-third in each of the first three years following the date of option grant. In 1998, the 1997 Plan was amended to reduce the term of director options to five years while extending the period for exercising options following termination of board service to a period of up to two years. In each of 2000, 2001, and 2002, the Board agreed to receive options to purchase 5,000 shares of Class C Non-Voting Common Stock. Under the 1997 Plan, options also are available for grant to all employees, not just officers, based on their annual evaluations and to newly-hired employees; the Board and management determined that granting options to qualified non-officer employees would promote a sense of corporate ownership in the best interest of the Corporation. As of December 31, 2003 Options covering 2,044,896 shares (net of cancellations) have been granted under the 1997 Plan, of which 1,563,189 remain outstanding. Options granted under the 1997 Plan during 2003 have exercise prices ranging from $22.40 to $26.68 per share.

     The Board approved the issuance of shares authorized under the 1997 Plan to employees and officers, on an individual basis, as annual incentive compensation in connection with their annual evaluations. For officers, the stock vests immediately upon grant, but may not be transferred for one year; for other employees the stock vests 50 percent after one year and 50 percent after two years. Since 1997, the Board has approved the issuance of 220,855 shares of Class C Non-Voting Common Stock as annual incentive compensation. Farmer Mac does not expect to issue shares of stock as incentive compensation after June 2003. As of December 31, 2003, there were 1,489,739 shares of Class C Non-Voting Common Stock remaining available for future issuance under the 1997 Plan, excluding the shares underlying outstanding options.

     If a participant leaves Farmer Mac for any reason, including by reason of retirement, all of that participant's rights to exercise any option under the 1997 Plan terminate on the earlier of the option expiration date or 90 days after termination of employment (one year in the case of death or disability), unless termination was for "cause," in which case the options expire immediately, except in the case of directors, who have until the earlier of the option expiration date or two years to exercise vested options. In 1999, the Board amended the 1997 Plan to provide for accelerated vesting of unvested options in the event of a participant's death or disability.

Employment Agreements

     The Corporation has entered into employment agreements (the "Agreements") with the members of senior management (for purposes of this section, the "officers"), including the named executive officers, in order to provide them with a reasonable level of job security, while limiting the Corporation's ultimate financial exposure. Significant terms of the Agreements address each officer's scope of authority and employment, base salary and incentive compensation (shown as "bonus" in the Summary Compensation Table), benefits, conditions of employment, termination of employment and the term of employment. Although the Agreements generally expire on dates approximately three to four years from the present(12), the Corporation's exposure to severance pay and other costs of termination are capped on the basis of the lesser of two years (eighteen months in the case of dissolution) or the remaining term of the Agreement.
_____________________
12 The Agreements with each of the executive officers expire June 1 of the following years: H.D. Edelman, 2008; T.L. Buzby, N.E. Corsiglia, J.G. Oslick and T.D. Stenson, 2007; and M.P. Morris, October 31, 2005.


     Under the Agreements, executive compensation includes base salary and incentive compensation. Base compensation for all officers is paid bi-weekly over the course of each year. Possible awards of incentive compensation are considered annually at the end of the business planning year (June 1 to May 31) and are determined and payable under the circumstances discussed above in "Compensation Committee Report on Executive Compensation."

     The Agreements provide that each officer is entitled to certain benefits, such as disability insurance, health, dental and vision insurance and life insurance which are, in some cases, above the levels provided to employees generally. See the Summary Compensation Table for information on other benefits extended to the officers.

     The Agreements also provide that an officer's employment may be terminated "without cause" upon payment of severance pay consisting of all base salary scheduled to be paid over the lesser of the remaining term of the Agreement or two years. If the Board of Directors adopts a resolution authorizing a dissolution of the Corporation, the Agreements also may be terminated upon payment of severance pay consisting of all base salary scheduled to be paid until the later of final dissolution or one and one-half years. An officer's death or disability would permit termination on the same basis as "without cause," but the Corporation's obligations in such instances are substantially covered by insurance. The Agreements may be terminated by Farmer Mac for "cause," as defined in the Agreements, in which event the officer will be paid only accrued compensation to the date of termination.


Certain Relationships and Related Transactions

     From time to time, Farmer Mac purchases or commits to purchase Qualified Loans under the Farmer Mac I program and Guaranteed Portions under the Farmer Mac II program from, or enters into other business relationships with, institutions that own five percent or more of a class of Farmer Mac's Voting Common Stock or that have an officer or director who is also a member of Farmer Mac's Board of Directors. These transactions are conducted in the ordinary course of business, with terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac.

     John Dan Raines, a Class B director, is a member of the board of directors of AgFirst Farm Credit Bank ("AgFirst"). In 2003, the following transactions occurred between AgFirst and Farmer Mac:

          o Farmer Mac purchased four loans having an aggregate principal amount of approximately $0.9 million from AgFirst under the Farmer Mac I program, representing approximately 0.5 percent of that program's volume for the year;
          o Farmer Mac extended LTSPCs on 1,016 loans having an aggregate principal balance of approximately $172.5 million to AgFirst (the aggregate outstanding principal balance of the 3,843 total loans underlying LTSPCs with AgFirst was $545.9 million as of December 31, 2003);
          o For the year ended December 31, 2003, Farmer Mac guaranteed approximately $393.0 million of Farmer Mac Guaranteed Securities backed by rural housing loans under which Farmer Mac is second-loss guarantor for the last 10 percent of the securities; the total guaranteed amount outstanding as of December 31, 2003 was $741.5 million;
          o Farmer Mac received approximately $0.4 million in guarantee fees and approximately $2.1 million in commitment fees attributable to transactions with AgFirst;
          o    AgFirst  received  approximately  $107,000 in servicing  fees for acting as a central servicer in the Farmer Mac I program; and
          o    As of December 31,  2003,  Farmer Mac owned  approximately  $88.0 million of fixed rate preferred stock issued by AgFirst, which Farmer Mac purchased on the open market prior to 2003.

     Kenneth E. Graff, a Class B director, is the President of Farm Credit West, ACA, which is the successor to Central Coast Farm Credit. During 2003, Farmer Mac extended LTSPCs on 287 loans having an aggregate principal balance of approximately $174.3 million to Farm Credit West, ACA or its affiliates ("FCW"), and Farmer Mac received commitment fees of approximately $1.9 million. During third quarter 2003, FCW exercised the conversion feature incorporated in all existing LTSPCs, and Farmer Mac converted $722.3 million of FCW's LTSPCs into a Farmer Mac I Guaranteed Security in a swap transaction. Farmer Mac received guarantee fees of approximately $1.7 million on FCW's Farmer Mac I Guaranteed Security during 2003. As of December 31, 2003, the aggregate outstanding principal balance of the 157 loans underlying LTSPCs with FCW was $106.2 million, and the aggregate outstanding balance of the 885 loans underlying FCW's Farmer Mac I Guaranteed Security was $680.2 million.

     Paul A. DeBriyn, a Class B director, is President of AgStar Financial Services, ACA ("AgStar"). During 2003, Farmer Mac extended LTSPCs on 2,347 loans having an aggregate principal balance of approximately $194.2 million to AgStar (the aggregate outstanding principal balance of the 3,570 loans underlying LTSPCs with AgStar Financial Services, ACA was $265.6 million as of December 31,
2003), and Farmer Mac received commitment fees of approximately $0.9 million. During first quarter 2004, AgStar became a Farmer Mac-approved certified facility. As such, AgStar is purchasing qualified loans and Farmer Mac-guaranteed securities. AgStar's activities as a certified facility in 2004 have the potential to include transactions in which the amount involved exceeds $60,000.

     Ralph W. Cortese, a Class B director, is a member of the board of directors of Farm Credit Bank of Texas. During 2003, Farmer Mac extended LTSPCs on 295 loans having an aggregate principal balance of approximately $47.4 million to Farm Credit Bank of Texas (the aggregate outstanding principal balance of the 275 loans underlying LTSPCs with AgStar Financial Services, ACA was $40.8 million as of December 31, 2003), and Farmer Mac received commitment fees of approximately $89,000.

     Dennis L. Brack, a Class A director, is the President and Chief Executive Officer of Bath State Bank. During 2003, Farmer Mac purchased 37 USDA-guaranteed portions having an aggregate principal amount of approximately $8.7 million from Bath State Bank under the Farmer Mac II program, and Farmer Mac received approximately $45,000 in guarantee fees on Farmer Mac II Guaranteed Securities backed by USDA-guaranteed portions sold to Farmer Mac by Bath State Bank.

     Dennis E. Everson, a nominee for election by Class A Holders, is the President and Manager of the Agri-business Division of First Dakota National Bank ("First Dakota"). During 2003, Farmer Mac purchased 48 loans having an aggregate principal amount of approximately $14.8 million from First Dakota under the Farmer Mac I program, representing approximately 7.8 percent of Farmer Mac I cash window volume for the year. Farmer Mac received in 2003 approximately $255,000 in guarantee fees on Farmer Mac Guaranteed Securities backed by loans sold to Farmer Mac by First Dakota. Farmer Mac also purchased 31 USDA-guaranteed portions having an aggregate principal amount of approximately $9.0 million from First Dakota under the Farmer Mac II program during 2003, representing approximately 3.3 percent of that program's volume for the year. Farmer Mac received in 2003 approximately $32,000 in guarantee fees on Farmer Mac II Guaranteed Securities backed by USDA-guaranteed portions sold to Farmer Mac by First Dakota.

     W. David Hemingway, a Class A director, is Executive Vice President and Senior Investment Officer of the Investment Division of Zions First National Bank ("Zions"), the owner of 322,100 shares (or 31.3 percent) of Farmer Mac's Class A Voting Common Stock. He also is Executive Vice President of Zions Bancorporation, the holding company for Zions, which owns 1,500,300 shares (or
14.8 percent) of Farmer Mac's Class C Non-Voting Common Stock. Zions is an active participant in both the Farmer Mac I and II programs. Mr. Hemingway is not a nominee for re-election. See "Compensation Committee Interlocks and Insider Participation" for quantitative information concerning Zions' transactions with Farmer Mac during 2003.

Performance Graph

     Farmer Mac has three classes of Common Stock: Class A Voting Common Stock, Class B Voting Common Stock and Class C Non-Voting Common Stock (collectively, the "Common Stock"). From January 1994 to June 1999, the Class A Voting Common Stock and the Class C Non-Voting Common Stock traded on The Nasdaq Stock
Market(13). Since June 1999, the Class A Voting Common Stock and the Class C Non-Voting Common Stock have traded on the NYSE(14). As a result of the limited market for Class B Voting Common Stock and the infrequency of trades therein, the Class B Voting Common Stock does not trade on any market or exchange nor is Farmer Mac aware of any publicly available quotations or prices for Class B Voting Common Stock.

     The following graph compares the performance of Farmer Mac's Class A Voting Common Stock and Class C Non-Voting Common Stock with the performance of the New York Stock Exchange Composite Index ("NYSE Comp") and the Standard & Poor's 500 Diversified Financials Index ("S&P Div Fin") over the period from December 31, 1998 to December 31, 2003. The graph assumes that $100 was invested on December 31, 1998 in each of: Farmer Mac's Class A Voting Common Stock; Farmer Mac's Class C Non-Voting Common Stock (as adjusted to reflect the 3-for-1 stock split that became effective August 2, 1999); the NYSE Comp; and the S&P Div Fin. The graph also assumes that all dividends were reinvested.

__________________________
13 The Class A Voting Common Stock was traded on the Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol FAMCA, and the Class C Non-Voting Common Stock was traded on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol FAMCK.
14 The Class A Voting Common Stock is traded under the symbol AGM.A, and the Class C Non-Voting Common Stock is traded under the symbol AGM.

                          Comparative Total Return
 (Class A Voting Common Stock and Class C Non-Voting Common Stock vs. Indices)

                      AGM        AGM.A      S&P Div Fin    NYSE Comp
         1998         100         100          100           100
         1999         156          93          127           109
         2000         189         106          161           110
         2001         327         167          138            99
         2002         248         116          106            79
         2003         258         129          149           102

Item No. 2:  Selection of Independent Auditors

     The By-Laws of the Corporation provide that the Audit Committee shall select the Corporation's independent auditors "annually in advance of the Annual Meeting of Stockholders and [that selection] shall be submitted for ratification or rejection at such meeting." In addition, the Audit Committee reviews the scope and results of the audits, the accounting principles being applied, and the effectiveness of internal controls. The Audit Committee also ensures that management fulfills its responsibilities in the preparation of the Corporation's financial statements. During the fiscal year ended December 31, 2003, the Audit Committee, which is composed of Messrs. DeBriyn (Chairman), Brack, Klippenstein and Raines, met fifteen times.

     In accordance with the By-Laws, the Audit Committee has unanimously selected and recommended to the stockholders Deloitte & Touche LLP as the Corporation's independent auditors for the fiscal year ending December 31, 2004. This proposal is put before the stockholders as provided in the By-Laws and in conformity with the current practice of seeking stockholder approval of the selection of independent auditors. The ratification of the appointment of Deloitte & Touche LLP as the Corporation's independent public accountants requires the affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to be voted.

     Deloitte & Touche LLP was selected to replace Arthur Andersen LLP as the Corporation's independent auditors. Arthur Andersen LLP had acted as the Corporation's independent auditors in connection with the Corporation's audited financial statements for the fiscal years ended December 31, 1998 through 2001. The decision to retain Deloitte & Touche LLP and not to rehire Arthur Andersen LLP for 2002 was recommended by the Audit Committee based upon proposals received from four major accounting firms, including Arthur Andersen LLP, and was not based upon any disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure. Representatives of Deloitte & Touche LLP are expected to attend the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from stockholders present at the Meeting.

     The Board of Directors recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for the Federal Agricultural Mortgage Corporation for 2004. Proxies solicited by the Board of Directors will be so voted unless holders of the Corporation's Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.

Audit Fees

     Deloitte & Touche LLP billed Farmer Mac an aggregate $260,700 and $135,000 for professional services rendered for the audit of Farmer Mac's annual financial statements, the reviews of the financial statements included in Farmer Mac's quarterly reports on Form 10-Q and the issuance of comfort letters in connection with certain debt issuances for 2003 and 2002, respectively.

Audit-Related Fees

     Deloitte & Touche LLP billed Farmer Mac an aggregate $257,090 and $262,000 for assurance and related services that were reasonably related to the performance of the audit of Farmer Mac's annual financial statements and the reviews of the financial statements included in Farmer Mac's quarterly reports on Form 10-Q for 2003 and 2002, respectively, and are not reported in "Audit Fees". These services were for various accounting consultations and other technical issues.

Tax Fees

     Deloitte & Touche LLP billed Farmer Mac an aggregate $20,900 and $20,900 for professional services rendered for tax compliance, tax advice and tax planning for 2003 and 2002, respectively. These services were for the preparation of Farmer Mac's federal tax return.


All Other Fees

     Deloitte & Touche LLP did not bill Farmer Mac for any other fees in 2002 or 2003 other than the audit and review fees, audit-related fees and tax fees referred to above.

Audit Committee Pre-Approval Policies

     Pursuant to the committee charter adopted in February 2004, the Audit Committee considers and pre-approves, as appropriate, all auditing and permissible non-auditing services provided Farmer Mac's independent auditor. All of the services provided by Deloitte & Touche LLP in 2003 were pre-approved by the Audit Committee. None of the services provided by Deloitte & Touche LLP in 2002 other than the audit and review fees were pre-approved by the Audit Committee. Such fees were not subject to the pre-approval provisions of 17 C.F.R. 210.2-01(c)(7)(i).

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires Farmer Mac's officers and directors, and persons who beneficially own more than ten percent of a registered class of Farmer Mac's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Farmer Mac with copies of all Forms 3, 4 and 5 filed.

     Based solely on Farmer Mac's review of its corporate records, which include copies of forms it has received, and written representations from certain reporting persons that they were not required to file a Form 5 for specified fiscal years, Farmer Mac believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them for transactions during 2003. A Form 4 was not filed by W. David Hemingway, a director elected by Class A Holders who is not a nominee for re-election, with respect to one transaction that occurred in June 2003. Mr. Hemingway reported that transaction, which involved the sale of 5,000 shares of Farmer Mac Class C Non-Voting Common Stock, on a Form 5 in February 2004.

Principal Holders of Voting Common Stock

     To our knowledge, as of the date of this Proxy Statement, the following institutions are the beneficial owners of either (i) 5 percent or more of the outstanding shares of Farmer Mac's Class A Voting Common Stock or Class B Voting Common Stock, or (ii) 5 percent or more of the total number of outstanding shares of Farmer Mac's Voting Common Stock (both Class A and Class B).

                                         Number             Percent of Total   Percent of Total
                                        of Shares            Voting Shares       Shares Held
Name and Address                    Beneficially Owned        Outstanding*        By Class**
---------------------------         ------------------      ----------------   ----------------

AgFirst Farm Credit Bank(15)      84,024 shares of Class B        5.49%            16.79%
1401 Hampton Street                Voting Common Stock
Columbia, SC  29202

AgriBank, FCB                    201,621 shares of Class B       13.17%            40.30%
375 Jackson Street                 Voting Common Stock
St. Paul, MN  55101

CoBank, ACB                       62,980 shares of Class B        4.11%            12.59%
5500 South Quebec Street           Voting Common Stock
Greenwood Village, CO  80111

Farm Credit Bank of Texas         38,503 shares of Class B        2.51%             7.70%
6210 Highway 290 East              Voting Common Stock
Austin, TX  78761

U.S. AgBank, FCB                 100,273 shares of Class B        6.55%            20.04%
245 North Waco                     Voting Common Stock
Wichita, KS  67201

Zions First National Bank(16)    322,100 shares of Class A       21.04%            31.25%
One South Main Street              Voting Common Stock
Salt Lake City, UT  84111

* The percentage is determined by dividing the number of shares of Class A or Class B Voting Common Stock owned by the total of the number of shares of Class A and Class B Voting Common Stock outstanding.
** The percentage is determined by dividing the number of shares of the class of Voting Common Stock owned by the number of shares of that class of Voting Common Stock outstanding.
15 John Dan Raines, currently a member of the Board of Directors and a Class B Nominee, is a member of the Board of Directors of AgFirst Farm Credit Bank.
16 W. David Hemingway, currently a member of the Board of Directors and not a nominee for re-election, is Executive Vice President of Zions First National Bank.

Solicitation of Proxies

     The Corporation will pay the cost of the Meeting and the costs of soliciting proxies, including the cost of mailing the proxy material. The Corporation has retained Georgeson Shareholder Communications Inc. to act as the Corporation's proxy solicitation firm for a fee of approximately $5,000. In addition to solicitation by mail, employees of Georgeson Shareholder Communications Inc. may solicit proxies by telephone, electronic mail, telegram or personal interview. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation material to the beneficial owners for shares held of record by them and will be reimbursed for their expenses by the Corporation.

Other Matters

     In addition to the scheduled items of business set forth in this Proxy Statement, the enclosed proxy confers on the Proxy Committee discretionary authority to vote the shares represented thereby in accordance with the members' best judgment with respect to all matters that may be brought before the Meeting or any adjournment or postponement thereof and matters incident to the Meeting. The Board of Directors does not know of any other matter that may properly be presented for action at the Meeting. If any other matters should properly come before the Meeting or any adjournment or postponement thereof, the Proxy Committee named in the accompanying proxy intends to vote such proxy in accord with its best judgment.

     Upon written request, Farmer Mac will furnish, without charge, to each person whose proxy is being solicited a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the SEC, including financial statements thereto. Written requests should be directed to Jerome G. Oslick, Corporate Secretary, Federal Agricultural Mortgage Corporation, 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C. 20036.

                          _____________________________

     The giving of your proxy will not affect your right to vote your shares personally if you do attend the Meeting. In any event, it is important that you complete, sign and return the enclosed proxy card promptly to ensure that your shares are voted.

                                        By order of the
                                        Board of Directors,

                                        /s/ Jerome G. Oslick
                                       ----------------------
                                        Jerome G. Oslick
                                        Corporate Secretary


April 21, 2004
Washington, D.C.

                                                                  Appendix A

                   FEDERAL AGRICULTURAL MORTGAGE CORPORATION
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 3, 2004

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Henry D. Edelman,  Jerome G. Oslick, and Timothy
L. Buzby, and any of them, as Proxies for the undersigned and to vote all of the shares of Class A Voting Common Stock of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Coporation to be held on June 3, 2004, and any and all adjournments thereof.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSALS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INSTRUCTED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.



PLEASE   VOTE,  DATE  AND   SIGN   ON  REVERSE SIDE AND  RETURN  PROMPTLY IN THE
ENCLOSED ENVELOPE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [ X ]




 1.  Election of Directors:

                                      NOMINEES
 [ ]  FOR ALL NOMINEES                [ ] Dennis L. Brack
                                      [ ] Dennis E. Everson
 [ ]  WITHHOLD AUTHORITY              [ ] Mitchell A. Johnson
      FOR ALL NOMINEES                [ ] Timothy F. Kenny
                                      [ ] Charles E. Kruse

 [ ]  FOR ALL EXCEPT
      (See instructions below)

INSTRUCTION:   To withhold authority to vote for any individual nominee(s), mark
               "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here [X]

--------------------------------------------------------------------------------


2. Proposal to approve the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for the fiscal year ending December 31, 2004.

                        FOR     AGAINST   ABSTAIN
                        [  ]      [  ]      [  ]

--------------------------------------------------------------------------------







--------------------------------------------------------------------------------
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via
this method.                                                                [ ]
--------------------------------------------------------------------------------

Signature of Stockholder___________________________________  Date ____________

Signature of Stockholder___________________________________  Date ____________


Note: Please sign exactly as the name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                                                                      Appendix B

                   FEDERAL AGRICULTURAL MORTGAGE CORPORATION
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 3, 2004

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Henry D. Edelman,  Jerome G. Oslick, and Timothy
L. Buzby, and any of them, as Proxies for the undersigned and to vote all of the shares of Class B Voting Common Stock of the FEDERAL AGRICULTURAL MORTGAGE CORPORATION (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Coporation to be held on June 3, 2004, and any and all adjournments thereof.



     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSALS.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INSTRUCTED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.



PLEASE   VOTE,  DATE  AND   SIGN   ON   REVERSE SIDE AND RETURN  PROMPTLY IN THE
ENCLOSED ENVELOPE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [ X ]




 1.  Election of Directors:

                                      NOMINEES
 [ ]  FOR ALL NOMINEES                [ ] Ralph W. "Buddy" Cortese
                                      [ ] Paul A. DeBriyn
 [ ]  WITHHOLD AUTHORITY              [ ] Kenneth E. Graff
      FOR ALL NOMINEES                [ ] John G. Nelson III
                                      [ ] John Dan Raines
 [ ]  FOR ALL EXCEPT
      (See instructions below)

INSTRUCTION:   To withhold authority to vote for any individual nominee(s), mark
               "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here [X]

--------------------------------------------------------------------------------


2. Proposal to approve the appointment of Deloitte & Touche LLP as independent auditors for the Corporation for the fiscal year ending December 31, 2004.

                        FOR     AGAINST   ABSTAIN
                        [  ]      [  ]      [  ]

--------------------------------------------------------------------------------







--------------------------------------------------------------------------------
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via
this method.                                                                [ ]
--------------------------------------------------------------------------------

Signature of Stockholder___________________________________  Date ____________

Signature of Stockholder___________________________________  Date ____________


Note: Please sign exactly as the name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.